Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-281158 and 333-217858 on Form S-8 and Registration Statement No. 333-283310 on Form S-3 of our reports dated February 17, 2026, relating to the consolidated financial statements of Oshkosh Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
February 17, 2026